Exhibit 99.1

Lilly and Sepracor Announce Agreement on Next-Generation Antidepressant

INDIANAPOLIS, Dec. 7 /PRNewswire/ -- Eli Lilly and Company (NYSE: LLY - news) and Sepracor Inc. (Nasdaq: SEPR - news), announced today that they have entered into a license agreement that will enable Lilly to exclusively develop and globally commercialize R-fluoxetine. R-fluoxetine, a new chemical entity patented by Sepracor, is a modified form of an active ingredient found in Prozac. Prozac was the first selective serotonin reuptake inhibitor (SSRI) to enter the U.S. market more than 10 years ago. It is the world's most widely prescribed brand-name antidepressant, having been prescribed to more than 35 million people in more than 100 countries with worldwide sales of approximately $2.6 billion in 1997. R-fluoxetine is currently in Phase I clinical development in the United States.

"R-fluoxetine is an exciting molecule with a good chance of becoming an important new advance in treating depression. Despite recent advances in diagnosing and treating clinical depression, this illness remains a vastly underdiagnosed and therefore undertreated disease affecting more than 18 million adults in the U.S. alone," said Sidney Taurel, Lilly president and chief executive officer. "This licensing agreement with Sepracor, coupled with our internal progress in developing new antidepressants, will enable Lilly to introduce new and advanced treatments for this debilitating illness and to build upon our leadership position in neuroscience products."

R-fluoxetine has been shown in preclinical studies to have the potential to offer greater flexibility in treating depression compared to currently marketed antidepressants. In addition, preclinical data suggest that R-fluoxetine has the potential to provide treatment benefits in a broader range of patients and for a broader range of indications than most currently available antidepressants, including Prozac. Based on current regulatory guidelines, Lilly hopes to complete the clinical studies needed to thoroughly evaluate R-fluoxetine by 2001 with regulatory submissions taking place at that time.

Under the terms of the agreement, Sepracor will receive an up-front milestone payment and license fee of $20 million. The company will also receive up to $70 million in additional milestone payments, based on the progression of R-fluoxetine through development. In addition, Sepracor will receive royalties on R-fluoxetine worldwide sales beginning at product launch. In exchange, Lilly will receive exclusive, worldwide rights to R-fluoxetine for all indications and uses. Lilly will be responsible for all subsequent development work on R-fluoxetine, regulatory submissions, product manufacturing, marketing and sales.

"R-fluoxetine represents another significant opportunity to provide important therapeutic advances through the development of single-isomer and metabolite versions of existing pharmaceutical products," said Timothy J. Barberich, Sepracor's president and chief executive officer.

"We believe Sepracor has undertaken some very insightful research toward the development of a single-isomer version of fluoxetine that may have significant clinical and commercial potential," said August M. Watanabe, M.D., Lilly executive vice president, science and technology. "Our success in developing and marketing Prozac, as well as our overall approach to discovering novel antidepressants, uniquely qualifies us to take the development of R-fluoxetine forward."

Sepracor's patent portfolio for R-fluoxetine includes a U.S. method-of-use patent covering R-fluoxetine as an antidepressant that expires in 2015 and several other patent filings, covering methods of treatment, unique formulations and manufacturing processes.

Sepracor is a specialty pharmaceutical company that develops and commercializes potentially improved versions of widely prescribed drugs. Referred to as improved chemical entities (ICE), Sepracor's ICE pharmaceuticals are being developed as proprietary, single-isomer or active-metabolite versions of leading drugs. ICE pharmaceuticals are designed to offer meaningful improvements in patient outcomes through reduced side effects, increased therapeutic efficacy, improved dosage forms and, in some cases, the opportunity for additional indications.

Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Ind., that is dedicated to creating and delivering innovative pharmaceutical-based health care solutions that enable people to live longer, healthier and more active lives.

This release contains forward-looking statements that reflect management's current views of the scientific and commercial potential of the R-fluoxetine molecule. The information is based on management's current expectations but actual results may differ materially due to various factors. As a product in the earliest stages of clinical development, its success is subject to a number of risks and uncertainties, including the successful outcome of clinical trials; the timely receipt of regulatory approvals; the clinical profile and pricing of competitive products; market conditions; and those outlined in Lilly and Sepracor filings with the SEC.

Prozac(R) (fluoxetine hydrochloride, Dista)